Exhibit 15.1

The Board of Directors and Shareholders

Gulf Island Fabrication, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-46155) pertaining to the Long-Term Incentive Plan and the Registration Statement (Form S-8 No. 333-88466) pertaining to the 2002 Long-Term Incentive Plan, of our reports dated April 27, 2006 and July 25, 2006, relating to the unaudited condensed consolidated financial statements of Gulf Island Fabrication, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2006 and June 30, 2006.

/s/ Ernst & Young LLP

New Orleans, Louisiana

July 25, 2006